SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

File by the registrant     |X|
Filed by a party other than the registrant  |_|
Check the appropriate box:
|_|  Preliminary proxy statement
|X|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               AVEMCO CORPORATION
                (Name of Registrant as Specified in Its Charter)

                                William P. Condon
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):
|X|  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
|_|  $500 per each party to the controversy pursuant to Exchange Act
     Rule 14a-6(i)(3).
|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

(4) Proposed maximum aggregate value of transaction:

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

----------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                               AVEMCO CORPORATION
                  Frederick Municipal Airport, 411 Aviation Way
                            Frederick, Maryland 21701

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             TO BE HELD MAY 2, 1996

TO THE STOCKHOLDERS OF AVEMCO CORPORATION:

     Notice is hereby given that the Annual Meeting of Stockholders of AVEMCO Corporation will be held at the Corporate Headquarters, Frederick Municipal Airport, 411 Aviation Way, Frederick, Maryland, on Thursday, May 2, 1996, at 8:30 a.m.(EDT), for the following purposes:

     1. To elect four directors, three of whom will serve for a term of three years each, expiring in 1999, and one of whom will serve for a term of two years, expiring in 1998, or until their successors are elected and have qualified;

     2. To consider and act upon a proposal to ratify the selection of KPMG Peat Marwick LLP as independent auditors for 1996; and

     3. To transact such other business as may properly come before the meeting, or any adjournments thereof.

     By resolution of the Board of Directors, the close of business on March 12, 1996, has been fixed as the record date for the determination of stockholders entitled to notice of, and to vote at, such meeting and any adjournment thereof.


                                  BY ORDER OF THE BOARD OF DIRECTORS

                                  Thomas H. Chero
                                  Secretary

March 19, 1996

     IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING IN PERSON OR BY PROXY. IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY PROMPTLY. THE ENVELOPE FURNISHED NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES.

                               AVEMCO CORPORATION
                                411 Aviation Way
                            Frederick, Maryland 21701

                                 PROXY STATEMENT
            For Annual Meeting of Stockholders to be held May 2, 1996

     This proxy statement is furnished to the holders of the Common Stock of AVEMCO Corporation (hereafter called the "Company") in connection with the solicitation of proxies for use at the 1996 Annual Meeting of Stockholders of the Company to be held at the time and place and for the purposes set forth in the foregoing Notice of Annual Meeting of Stockholders. This Proxy Statement and the related form of proxy are first being mailed to stockholders of the Company on or about March 19, 1996.

     Your proxy is solicited by the Board of Directors of the Company. Any stockholder giving such proxy has the power to revoke it by written notice received by the Secretary of the Company before it is exercised. Execution of a proxy given in response to this solicitation will not affect a stockholder's right to attend the meeting and to vote in person. Presence at the meeting of a stockholder who has signed a proxy does not alone revoke a proxy. Any stockholder giving a proxy may revoke it at any time before it is exercised by giving notice thereof to the Company in writing. Unless so revoked, the shares represented by proxies will be voted at the meeting and at any adjournments thereof. Where a stockholder specifies a choice by means of the ballot provided with the proxy, the shares will be voted in accordance with such specification.

     The cost of soliciting proxies, including the cost of preparing and mailing the proxy material, will be borne by the Company. The solicitation will be made primarily by mail and may be made by the directors, officers, and employees of the Company, personally or by regular or electronic mail, facsimile, or telephone. In addition, the Company may retain the services of a proxy soliciting firm to assist in the solicitation. Brokers, custodians, and other like parties will be requested to send proxy material to beneficial owners of stock, and the Company will defray reasonable expenses incurred in forwarding such material.

     A majority of the stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum. Shares represented by proxies received by the Company which have not been revoked will be counted for purposes of establishing a quorum, regardless of how or whether such shares are voted on any specific proposal. Votes withheld in connection with the election of one or more of the nominees for director will not be counted as votes cast for such individuals. An abstention may be specified on any proposal except for the election of directors and will have the effect of a vote against each proposal as to which the abstention is specified. Where stockholders of record who hold stock as nominees for others do not vote on a proposal because they did not receive specific voting instructions on the proposal from the beneficial owners of such shares ("broker non-votes"), such broker non-votes will not be treated as votes cast on the proposal and will not be counted for purposes of determining whether the proposal has been approved. On February 20, 1996, the outstanding stock of the Company entitled to vote consisted of 8,683,820 shares of Common Stock.
Each share is entitled to one vote.

     The details of the Company's operations in 1995 are set forth in the enclosed Annual Report of the Company, which is not part of this proxy statement.

                               SECURITY OWNERSHIP

Principal Shareholders

     The following table sets forth information based upon the records of the Company and filings with the Securities and Exchange Commission with respect to each beneficial owner of more than 5% of the Company's outstanding voting stock as of February 20, 1996.

                Name and Address of                      Amount and Nature of   Percent
Title of Class  Beneficial Owner                         Beneficial Ownership   of Class
--------------  --------------------------------------   --------------------   --------
Common Stock    Vanguard/PRIMECAP Fund, Inc.             650,000 shares(1)      7.5%
                P.O. Box 2600
                Valley Forge, PA 19482

Common Stock    Markel Corporation and Subsidiaries      600,000 shares(2)      6.9%
                4551 Cox Road
                Glen Allen, VA 23060

Common Stock    Group consisting of:                     577,600 shares(3)      6.7%
                Century Capital Management, Inc., and
                Massachusetts Fiduciary Advisors, Inc.
                One Liberty Square
                Boston, MA 02109

Common Stock    David L. Babson & Co., Inc.              487,900 shares(4)      5.6%
                One Memorial Drive
                Cambridge, MA  02142

(1) Vanguard/PRIMECAP Fund, Inc. reported that it has sole voting power and shared dispositive power over 650,000 shares of Common Stock of the Company.
(2) Markel Corporation reported that it has sole voting power and sole dispositive power over 600,000 shares of Common Stock of the Company through its ownership and control of various subsidiaries of Markel which hold the stock directly.
(3) Century Capital Management, Inc. and Massachusetts Fiduciary Advisors, Inc. reported that they are the beneficial owners of 477,600 and 100,000 shares of Common Stock of the Company, respectively, with sole voting and sole dispositive powers over their shares. The two entities have reported that they are members of a "group" owning more than five percent of the Company's securities.
(4) David L. Babson & Co., Inc. reported that it is an investment advisor with sole dispositive power over 487,900 shares of Common Stock of the Company with sole voting power over 342,900 of those shares and shared voting power over the remaining 145,000 shares.

Security Ownership of Management

    The following is a table showing the shares of the Company's Common Stock beneficially owned as of February 20, 1996, by each director and nominee, each of the executive officers named below, and directors and officers of the Company as a group.

Name of                    Amount    Percent   Name of                       Amount   Percent
Beneficial Owner            Owned   of Class   Beneficial Owner               Owned   of Class
-----------------------   -------   --------   --------------------------   -------   --------
Michael Collins             8,000         *    Thomas J. Schwab(2)            8,751         *
William P. Condon(1)(4)   228,088        2.5   John F. Shettle, Jr.(1)(4)   170,856        1.9
H. Lowell Davis             9,500         *    Rachel B. Trinder                200         *
Paul J. Hanna(5)           25,950         *    Thomas H. Chero(1)            45,150         *
Arnold H. Johnson          85,800         *    Thomas L. Hudson(1)              418         *
Steven A. Markel(3)         5,000         *    John R. Yuska(1)(4)           94,916        1.1

* less than 1%                                 All Directors and
                                               Officers as a Group(6)       745,790        8.3

(1) Includes shares of Common Stock which as of February 20, 1996, were subject to outstanding stock options exercisable within 60 days, held by the named executive officers as follows: Condon 95,125, Shettle, Jr. 55,250, Yuska 66,850, Chero 42,700, and Hudson 250.
(2)  Includes 814 shares owned by Mr. Schwab's wife.
(3) Mr. Markel's shares do not include 600,000 shares owned by Markel Corporation and subsidiaries, of which Mr. Markel is Vice Chairman. Mr. Markel disclaims beneficial ownership of these shares.
(4) Includes shares of Common Stock held by the AVEMCO Corporation Profit Sharing Trust that each of the following individuals who serve as Trustee are deemed to own indirectly by virtue of being a beneficiary of the Trust, calculated on the basis of his proportional beneficial interest in the Trust, as follows: Condon 33,949, Shettle, Jr. 5,322, Yuska 11,366. The Trust holds 297,500 shares in the aggregate, over which the three Trustees share voting and dispositive power.
(5)  Includes 450 shares owned by the Hanna Foundation Trust.
(6) Includes 322,000 shares of Common Stock which as of February 20, 1996, were subject to outstanding stock options exercisable within 60 days.


Section 16 of the Securities Exchange Act

     Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own greater than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and New York Stock Exchange. Based on a review of the Forms 3, 4, and 5 it has received, and/or on written representations from certain reporting persons that no Form 5 was required for them, the Company believes that during 1995 all Section 16 filing requirements applicable to its officers, directors and 10% beneficial owners were complied with by such persons.

1.  ELECTION OF DIRECTORS

    By resolution of the Board of Directors, the number of directors of the Company has been fixed at nine. Pursuant to the Company's Bylaws, the Board of Directors is divided into three classes, with the term of office of one class to expire each year. The terms of four directors, William P. Condon, Arnold H. Johnson, Thomas J. Schwab, and Clifton F. von Kann, expire in 1996. Therefore, four places on the Board are to be filled at the 1996 Annual Meeting of Stockholders. Clifton von Kann, upon expiration of his term, will not stand for re-election under the mandatory retirement policy for directors adopted by the Board. Rachel B. Trinder has been nominated by the Board to fill the vacancy. Each nominee will stand for election for a three-year term of office except Rachel B. Trinder, who will stand for election for a two-year term in order that the number of directors in each class whose terms expire annually be as equal in number as possible, as required by the Company's Bylaws. It is intended that votes will be cast pursuant to the enclosed proxy (unless authority is specifically withheld) for election of Messrs. Condon, Johnson, and Schwab as directors for terms expiring in 1999, and Ms. Trinder as director for a term expiring in 1998. Each has agreed to serve as a director if elected. If any of them should become unable or unwilling to serve (an event which the Board of Directors does not anticipate), it is intended that the enclosed proxy will be voted for the election of such person, if any, as the Board of Directors may designate. The affirmative vote of a majority of the outstanding stock of the Company is required to elect each director.

     The following table lists certain information with respect to the Company's directors and nominees.

                           Other Positions and Offices With The Company, Principal
Name, Age and Year First   Occupation, Business Experience During Past 5 Years and   Term
Served as a Director       Other Directorships In Public Companies                   Expires
------------------------   -------------------------------------------------------   -------
William P. Condon (a,c)    Chairman of the Board of Directors and Chief Executive    1996
Age:  58                   Officer of the Company; Chairman of the Boards of
Director since 1973        various subsidiaries of the Company.

Arnold H. Johnson (a,c)    Until retirement in 1982, Chairman of the Board of        1996
Age:  78                   Directors and Chief Executive Officer of the Company
Director since 1965        and Chairman of the Boards of its subsidiaries.

Thomas J. Schwab (b,c)     Attorney; partner with law firm of Wald, Harkrader and    1996
Age:  68                   Ross until 1984; Secretary of the Company until
Director since 1987        April 1987.

Rachel B. Trinder          Attorney; partner with law firm of Zuckert, Scoutt &      --
Age:  41                   Rasenberger LLP since 1985, associate from 1978-1985.
Director since N/A

H. Lowell Davis (a,c,d)    Vice Chairman, Chief Financial Officer and Director,      1997
Age:  63                   Potomac Electric Power Company.
Director since 1985

Paul J. Hanna (a,c)        Until retirement in 1986, Vice Chairman and Director,     1997
Age:  80                   GEICO Corporation.
Director since 1980

Steven A. Markel (b,d)     Vice Chairman, Markel Corporation; Director: Fairfax      1997
Age:  47                   Financial Holdings, Ltd. (Canada); Director: Morden &
Director since 1994        Helwig Group, Inc. (Canada)

Michael Collins (a,b,d)    President, Michael Collins Associates (consulting         1998
Age:  65                   firm); Trustee: National Geographic Society; Former
Director since 1986        Astronaut; Vice President, Washington Operations of LTV
                           Aerospace and Defense Company (1980-85)

John F. Shettle, Jr. (c)   President and Chief Operating Officer of the Company;     1998
Age:  41                   Chairman, Eastern Aviation & Marine Underwriters, Inc.,
Director since 1993        a subsidiary of the Company; Board member and officer
                           of various other subsidiaries of the Company.

(a)   Member of the Executive Committee
(b)   Member of the Audit Committee
(c)   Member of the Investment Committee
(d)   Member of the Compensation and Stock Option Committee

     The Board of Directors of the Company met four times during 1995. In addition, the Company has the following acting committees of the Board:

o Executive Committee. The Executive Committee has the authority to act during intervals between meetings of the Board of Directors and to exercise all powers of the Board except those reserved to the Board by statute, the Certificate of Incorporation or Bylaws. It also functions to advise the Board on all matters pertaining to Board nominations and membership. The Executive Committee will not consider nominations for Board membership from shareholders. The Committee met two times during 1995.

o Audit Committee. The Audit Committee, composed entirely of outside directors, serves as a liaison between the Board and the Company's auditors, to discuss with the auditors before their examination its scope and approach, and to discuss with them after their examination the results of the audit. The Committee met three times in 1995.

o Investment Committee. The Investment Committee serves to review the investment policy and investment guidelines of the Company, and makes recommendations to the Board of Directors. The Committee met four times during 1995.

o Compensation and Stock Option Committee. The Compensation and Stock Option Committee is responsible for recommendations to the Board in decisions affecting compensation to employees, including salaries of officers and allocation of awards under the Executive Performance Compensation Plan, and is responsible for the awarding of stock options under the Company's stock option plans. The Committee met three times in 1995.

     All directors attended at least 75 percent of the meetings of the Board and Committees of which they were members.

Director Compensation

    The Company's current arrangement for compensation of directors is that those directors who are not employees of the Company, or a subsidiary, receive an annual retainer of $18,000. For each Board and Executive Committee meeting attended, non-employee members receive $1,200 ($1,400 for the Chairman of the Executive Committee). For all other Committee meetings attended, members receive $900 ($1,000 if Chairman of the Committee). The Company also reimburses directors for travel expenses incurred in attending meetings.

    The Company has a plan whereby non-employee directors may defer their annual retainer fees until age 70-1/2 or until their service with the Board terminates. The Company also has a consulting plan for directors, pursuant to which directors retiring from the Board after age 65 and after at least ten years of service on the Board may continue to receive between 50% and 100% of the annual retainer (but not the per meeting fees) they would receive as active directors, the percentage depending on years of active service as a director. The fee at the 50% level would be payable for a minimum of 10 years of active service on the Board, 75% for a minimum of 15 years of active service, and 100% fee for a minimum of 20 years of active service.

    Arnold H. Johnson also serves as consultant to the Company under the terms of a consulting agreement which provides for payments of an annual consulting fee of $37,000. All payments under the agreement are deferred for five years from the time earned, and such deferrals accrue interest at the rate of 8% per annum. The agreement may be terminated prior to its May 1, 1997, expiration by either party for cause, upon 90 days' notice.


Compensation Committee Interlocks and Insider Participation

None


    The Board of Directors recommends a vote "FOR" nominees Condon, Johnson, Schwab, and Trinder for election to the Board of Directors. Proxies solicited by the Board of Directors will be voted for these nominees unless the stockholder specifies otherwise.

Executive Compensation

    The following table sets forth the annual and long-term compensation for the Company's Chief Executive Officer and the four highest-paid executive officers, as well as all other compensation paid or awarded to each such individual for the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE
                                                    Long-Term
                                                   Compensation
                                                   ------------
                           Annual Compensation        Awards
                        -------------------------  ------------
Name and                                            Securities    All Other
Principal                                           Underlying     Compen-
Position                Year    Salary   Bonus(1)  Options/SARs   sation(2)
                                  ($)      ($)          (#)          ($)
---------------------   ----   -------   -------   ------------   ---------

William P. Condon       1995   390,000    92,000              0       6,382
Chairman & Chief        1994   390,000   155,000          7,500      10,237
Executive Officer       1993   390,000   240,000              0      12,066
Age:  58

John F. Shettle, Jr     1995   157,000    43,000              0       5,338
President & Chief       1994   145,500    76,000          5,000       9,193
Operating Officer       1993   131,500    90,000          6,000       8,227
Age:  41

John R. Yuska           1995   128,000    30,000              0       5,896
Senior Vice President   1994   123,000    61,000          3,000       9,409
& Chief Financial       1993   118,000    75,000          4,000       7,304
Officer
Age:  51

Thomas H. Chero         1995   100,000    31,000              0         522
Senior Vice President   1994    95,000    58,000          3,000       9,193
- Legal & Corporate     1993    91,000    72,000          4,000       5,726
Secretary
Age:  45

Thomas L. Hudson(3)     1995   113,000    13,000          1,000     2,435
Vice President -        1994    55,423    12,000          1,000         0
Business Development    1993       N/A       N/A            N/A       N/A
Age:  47

(1) "Bonus" consists of Performance Compensation awarded for 1995 performance, but which was paid in early 1996. Similar timing also applies for the previous two years shown.

(2) "All Other Compensation" consists of the employer contribution to the defined contribution Profit Sharing Plan and Group Term Life Plan for Messrs. Condon, Shettle, Jr., Yuska, Chero, and Hudson respectively, as follows: (i) Profit Sharing: $5,032, $5,032, $5,032, $0, and $1,913; (ii)
     Term Life: $1,350, $306, $864, $522, and $522.

(3) Mr. Hudson became employed with the Company on July 1, 1994. The amount shown for 1994 is the amount paid to him for the partial year's services.

Note: All of the executive officers listed have been with the Company, or a subsidiary of the Company, for more than five years except Mr. Hudson, who was a partner with the law firm of Venable, Baetjer and Howard, having been employed there from 1977 until 1994, when he left to join the Company. Mr. Hudson also serves as President of the AVEMCO Group's subsidiary, MEDEX Assistance Corporation.

Option/SAR Grants

     The following table sets forth certain information concerning options/SARs granted during 1995 to the named executives:

                      OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                    Potential Realizable
                                                                      Value at Assumed
                                                                    Annual Rates of Stock
                                                                     Price Appreciation
                                    Individual Grants                for Option Term(1)
                     --------------------------------------------- ----------------------
                                   % of Total
                      Number of   Options/SARs
                      Securities    Granted    Exercise
                      Underlying  to Employees or Base
                     Options/SARs  in Fiscal    Price   Expiration
Name                  Granted(2)      Year      ($/Sh)     Date       5%($)      10%($)
-------------------- ------------ ------------ -------- ---------- ----------  ----------
William P. Condon               0           --       --         --         --          --
John F. Shettle, Jr.            0           --       --         --         --          --
John R. Yuska                   0           --       --         --         --          --
Thomas H. Chero                 0           --       --         --         --          --
Thomas L. Hudson            1,000         11.1  16.4375   12/14/05     10,337      26,197

(1) Potential realizable value is the net gain realizable based on an assumption that the price of the Common Stock appreciates at the annual compounded rate shown from the date of grant until the end of the ten-year option term. These numbers are calculated based upon the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth.

(2) Options granted were under the Company's Nonstatutory Stock Option Plan and vest at the rate of 25% each year, commencing on the one-year anniversary of the date of grant.

Option/SAR Exercises and Values

      The following table summarizes options/SARs exercised during 1995, and presents the value of unexercised options/SARs held by the named executives at fiscal year end:

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                  Number of          Value of Unexercised
                                            Securities Underlying      In-the-Money(1)
                                           Unexercised Options/SARs     Options/SARs
                       Shares      Value    at Fiscal Year-End (#)  at Fiscal Year-End ($)
                     Acquired on  Realized      Exercisable(E)/         Exercisable(E)/
      Name           Exercise (#)    ($)       Unexercisable(U)        Unexercisable(U)
-------------------- ------------ -------- ------------------------ ----------------------
William P. Condon             -0-      -0-                 85,125 E              248,864 E
                                                           25,625 U               13,258 U

John F. Shettle, Jr.          -0-      -0-                 53,750 E              125,140 E
                                                            8,250 U                8,839 U

John R. Yuska                 -0-      -0-                 75,725 E              226,336 E
                                                            7,075 U                5,566 U

Thomas H. Chero               -0-      -0-                 37,750 E               16,056 E
                                                            9,250 U                5,962 U

Thomas L. Hudson              -0-      -0-                    250 E                  589 E
                                                            1,750 U                1,768 U

(1) In-the-money option value is the fair market share value at fiscal 1995 year-end ($16.00 per share) less the option exercise price times the number of shares.

Profit Sharing Plan

     The Company has a qualified defined contribution Profit Sharing Plan, which became effective October 1, 1969, and in which substantially all employees of the Company and its subsidiaries who have completed a qualifying year of service may participate. The Company and its subsidiaries contribute each year 5% of "consolidated net profits before taxes," as defined in the Plan, (but not in excess of 15% of the compensation paid to participating employees during the year), to a trust fund. The Company's contribution each year is allocated to active participants on a pro rata basis based upon W-2 compensation for the year (excluding compensation from stock option exercises), subject to individual compensation limits imposed by the federal government ($150,000 for 1995). The entire amount in the Profit Sharing Plan to the employee's credit is distributable to the employee upon retirement or to the employee's designee upon death. Upon withdrawal as a participant prior to retirement, the employee receives amounts contributed by the employee, if any, adjusted for investment results on such amounts, plus 20% of the remaining amount to the employee's credit for each year of employment after the third year of employment, not to exceed 100% of such amount at the end of the seventh year of employment. The total Company contribution to the Profit Sharing Plan for the year ended December 31, 1995, was $420,000. The Company's contribution with respect to the five named executive officers is shown in the Summary Compensation Table.

Pension Plan

     The Company has a noncontributory defined benefit Pension Plan covering substantially all employees of the Company and its subsidiaries who have attained age 21 and have completed one year of qualifying service. The Pension Plan, funded through an insurance company, provides for a retirement benefit at age 65, which is integrated with Social Security, based upon the employee's highest five consecutive years average W-2 compensation at the rate of .6% of such five-year average up to "covered compensation" as defined in the Plan plus 1.1% of such five-year average compensation in excess of "covered compensation", all multiplied by years of credited service. W-2 compensation used to calculate an employee's final average compensation was capped by federal law at $150,000 for Plan year 1995, but is indexed for inflation for subsequent plan years. Compensation attributable to the exercise of stock options is not includable for benefit determinations. Vesting for Plan benefits is 100% after five years of service with 0% for less than five years of service.

                               PENSION PLAN TABLE
                                Years of Service

Remuneration         15         20         25         30         35
------------   --------   --------   --------   --------   --------
   $ 125,000   $ 18,681   $ 24,907   $ 31,134   $ 37,361   $ 43,588
     150,000     22,806     30,407     38,009     45,611     53,213
    *175,000     22,806     30,407     38,009     45,611     53,213
    *200,000     22,806     30,407     38,009     45,611     53,213
    *225,000     22,806     30,407     38,009     45,611     53,213
    *250,000     22,806     30,407     38,009     45,611     53,213
    *300,000     22,806     30,407     38,009     45,611     53,213
    *400,000     22,806     30,407     38,009     45,611     53,213
    *450,000     22,806     30,407     38,009     45,611     53,213
    *500,000     22,806     30,407     38,009     45,611     53,213

* The 1995 compensation is limited to $150,000 for the benefit determinations. The Company does not have a nonqualified or other pension plan that would apply in excess of the remuneration shown.


    The pension table shows maximum annual benefits which would be payable for a person retiring in 1995 at age 65 calculated in accordance with the current Plan provisions on a straight life annuity basis, with average earnings shown as "Remuneration".

    A retiree's Social Security benefit is integrated into the Plan's step-rate formula and there is no additional reduction to the amount shown in the table as a result of Social Security payments. The Plan's "covered compensation" level for 1995 utilized in the table was $25,926 for a person retiring at age 65.

    For 1995, the Company's pension cost was approximately 2.55% of total compensation of Plan participants covered by the Plan. The amount expended by the Company for financial reporting purposes for the Pension Plan is excluded from the Summary Compensation Table because the contribution with respect to a specified person cannot be readily separated or individually calculated by the actuary of the Plan.

    The compensation of Messrs. Condon, Shettle, Jr., Yuska, Chero, and Hudson covered by the Pension Plan in 1995 was $546,350, $233,306, $189,864, $158,522,
and $125,522 respectively; however, no compensation in excess of $150,000 is considered in calculating benefits for 1995 for any of these individuals. These amounts are based upon W-2 compensation for 1995 as provided for by the Plan, whereas the Summary Compensation Table includes the executive officers' performance compensation paid early in 1996 for fiscal 1995 work performed, which award will not be included in the Plan computation until 1996. As of December 31, 1995, Messrs. Condon, Shettle, Jr., Yuska, Chero, and Hudson had credited service under the Plan of 34, 12, 18, 19, and 1 years, respectively.

Performance Compensation Plan

     Under the Performance Compensation Plan for officers of the Company and of its subsidiaries (including executive officers, but excluding the CEO), between 7% and 9% of the Company's annual net earnings (as defined in the Plan), in excess of a minimum earnings deductible amount (determined by formula in the Plan), is set aside in a pool each year. No performance compensation may be awarded under the Plan for any year during which a dividend is not paid to the shareholders, and no performance compensation is available for award until after the minimum earnings deductible amount is achieved. Net earnings as defined in the Plan include the Company's consolidated profit after tax, but before the allocation of performance compensation under any of the Company's performance compensation plans (officer, employee, and CEO plans). The minimum earnings deductible amount is calculated as the product of the weighted average number of the Company's common stock and common stock equivalents for the Plan year times the larger of: (i) one-third the average of the Company's consolidated earnings per share as reported to the shareholders for the immediately preceding three Plan years, or, (ii) the per share amount calculated in (i), for any Plan year after 1973, prior to the current Plan year, if greater than the current Plan year's per share amount. For 1995, 46 officers participated in and received awards under the Plan.


Stock Option Plans

     The Company's Nonstatutory Stock Option (NSO) Plan, adopted in 1990, authorizes the grant from time to time of NSOs on the Company's Common Stock to eligible employees, up to a total of 375,000 shares. 1,000 NSOs were granted to one named executive officer for 1995 performance out of a total of 9,000 NSOs awarded during the year. As of February 20, 1996, NSOs representing 349,800 shares of Common Stock were outstanding. The Plan is administered by the Compensation and Stock Option Committee of the Company's Board of Directors, which Committee determines which employees are to be granted NSOs and the number of shares covered by the award. Any employee of the Company or a subsidiary who owns less than 10% of the Company's outstanding Common Stock may be granted an NSO.

     The exercise price of shares covered by NSOs must be 100% of the fair market value of such shares on the date of grant. The NSO exercise period is determined by the Committee, but may not exceed ten years from the date of grant. NSOs are not exercisable during the first year after grant, and the Plan states that NSOs may provide that only a portion of the shares covered by an NSO may be exercisable during each year after the first year after grant. Option vesting is normally over a four-year period (25% per year), but the Committee may reduce or extend the period from between one and ten years. There are exceptions to the rules on exercise pertaining to such matters as reorganization, mergers, and changes of control of the Company.

     The Company had an Incentive Stock Option (ISO) Plan which expired in December 1992 with respect to new grants. ISOs representing 508,725 shares of Common Stock were outstanding as of February 20, 1996.

     Neither the NSO nor the ISO Plan provides for the issuance of SARs, nor does the Company have a separate SAR Plan. Any reference to "Options/SARs" in this proxy is to options granted under the stock option plans.


Employment Contracts

     1. Executive Officers (other than the Chief Executive Officer). Executive officers (including those listed on the Summary Compensation Table) are under written contract with the Company for their employment services. Such contracts provide for a fixed salary subject to annual review for potential increase. In addition, such contracts provide that such officers are eligible to participate in the Performance Compensation Plan and Stock Option Plans described elsewhere in this proxy. No award is guaranteed under any such plan and such plans may be modified or terminated by the Board of Directors at any time. While the employment agreements generally cover terms from one to three years, each of them is terminable by either the officer or the Company upon 30 to 90 days' written notice, with or without cause. After the effective date of termination by either party, no additional compensation is payable regardless of the term.

         In order to be eligible to participate in the Performance Compensation Plan and Stock Option Plans, executive officers must agree not to compete with the Company for two years after employment is terminated. This noncompete applies if employment is terminated by the executive officer for any reason, or by the Company for cause. The agreements also provide that in the event of a change of control of the Company, being the acquisition of 40% or more of the Company's voting stock by another entity and its affiliates, not approved by two-thirds of the directors who are not affiliated with the party attempting to change control ("disinterested directors"), the two-year noncompete does not apply. In the event of such a change in control of the Company, stock option awards also become fully vested and exercisable as provided for in the Plans.

     2. Chief Executive Officer. Mr. Condon is employed under written contract with the Company which was entered into in 1993 and expires on December 31, 1997. It provides for a fixed base annual salary of $390,000 subject to annual review for potential increase and/or the addition of other compensation as may be deemed appropriate by the Board of Directors. In addition, such contract provides for an annual performance compensation of 2% of net earnings above a minimum earnings deductible amount calculated as set forth in the agreement. Net earnings and the minimum earnings deductible amount are calculated for the purposes of the agreement in the same manner as described in the Performance Compensation Plan for officers. The contract provides that Mr. Condon's total compensation from salary and performance compensation for any calendar year is limited to one million dollars, but it also provides that the Board, in its sole discretion, may award some or all of the additional performance compensation that would cause total compensation to exceed one million dollars, whether tax deductible or not. Mr. Condon also participates in the Company's stock option plans.

         The employment agreement provides for termination by Mr. Condon upon 180 days' notice, with or without cause, or by the Company upon breach by Mr. Condon of his obligations under the agreement or for cause. In addition, the Company may terminate his services at any time if it agrees to pay him the base salary and annual performance compensation he would otherwise have been entitled to receive had the contract not been terminated. In this event, the noncompetition provision described below would apply during the remainder of the term.

         The agreement contains a two-year noncompetition provision which the Board of Directors may elect to invoke subsequent to the expiration of the Agreement provided it gives at least 12 months' prior notice and agrees to continue to pay Mr. Condon one-half of his base salary during that two-year period. The Board may also invoke this provision if Mr. Condon elects to terminate prior to expiration.

         The contract also has a provision that, in the event of a change of control of the Company of more than 30% of the Company's outstanding voting stock that is not approved by two-thirds of the disinterested directors (as described above), Mr. Condon may elect to terminate the contract upon 30 days' written notice, in which event the two-year noncompete would not apply and Mr. Condon would receive such salary and performance compensation as he would otherwise be entitled to receive for the remaining term. In the event of a change in control of the Company of 40% or more of the Company's voting stock by another entity and its affiliates that is not approved by two-thirds of the disinterested directors, stock option awards also become fully vested and exercisable as provided for in the Plans.

     3. Chief Executive Officer and Executive Officers. All employees of the Company, including executive officers, whether under written employment contract or not, are eligible to participate in the Company's group life, health, disability, and retirement programs, including the AVEMCO Corporation Pension Plan (defined benefit plan) and the AVEMCO Corporation Profit Sharing Plan (defined contribution plan) according to the terms of those plans. Both retirement plans are described elsewhere in this proxy statement.

              Report of the Compensation and Stock Option Committee

     1. Executive Officers (other than Chief Executive Officer ("CEO"). The cash compensation of executive officers consists of annual salary and performance compensation, pursuant to a contract (described elsewhere herein) which each executive officer has with the Company.

         Salaries. The salaries of executive officers are based upon the officer's current position(s) in the Company and the officer's responsibilities. Prior experience in the executive's field, as well as with the Company, is also taken into consideration. The Committee, in establishing salary recommendations, also looks at prevailing salaries of executive officers of other companies, particularly insurance companies, having comparable positions, but in making those comparisons it takes into consideration the fact that the Company's compensation policy since adoption of the Performance Compensation Plan (initially adopted as the Executive Bonus Plan in 1974) has been that performance compensation should constitute a significant portion of total cash compensation of the Company's executive officers. Accordingly, salaries are generally set at levels that are substantially less than what total compensation, including performance compensation, is expected to be.

         With respect to annual salary adjustments including those made for 1995, the Committee gives substantial consideration to the recommendations of the CEO and considers each executive officer's salary in relationship to certain factors, including the officer's prior year's salary, prior years' salary increases, changes in the cost of living, changes in responsibilities, and how such officer was rated by the CEO and by other officers in an annual superior and peer review evaluation process that has been utilized by the Company for many years. The Committee does not use any specific corporate performance measures or weighting, and determination is therefore largely subjective in nature.

         Performance Compensation. The Committee's initial role in setting performance compensation, which constitutes a significant portion of total cash compensation, is to recommend to the Board of Directors the percentage of from 7% to 9% of defined net earnings in excess of the Plan's formula earnings deductible (which earnings deductible was $3,715,260 for 1995) to be used to create the performance compensation pool. For 1995, the percentage recommended by the Committee to the Board, and accepted by the Board, was 9%, which resulted in a performance compensation pool from 1995 earnings of $413,000 for the 46 officer participants. This compares to $698,000 for 48 participants in 1994, at which time the percentage was also 9%.

         In determining the percentage of net earnings comprising the pool each year, the Committee, pursuant to the terms of the Plan, considers certain factors including net earnings, return on equity, the Company's Common Stock dividend and its market price over time, the number of participants in the Plan (the Plan covers generally all officers of the Company, excluding the CEO, and its subsidiaries and not just executive officers), the total compensation of participants, both base and performance, compensation for comparable employees in other firms, particularly insurance-related firms, market and economic conditions, cycles of the Company's business, and employee morale. In 1995 the Board approved a change in the percentage range from 3%-9% to 7%-9%. This change was effected to update the Plan to conform to the practices of the Compensation Committee and the Board to approve awards in the 7%-9% range in recent years due, in particular, to the increase in the number of participants in the Plan from 6 participants when the Plan was established in 1974 to in excess of 45 participants in more recent years. In determining individual awards and, in particular, awards to the executive officers from such pool, the Committee considers a proposal given to it by the CEO for allocating the pool, and also considers each executive's duties and responsibilities, total compensation, evaluations by both the CEO and by the executive officer's superiors and peers, contributions to the financial success of the Company, and years of service. While the Committee looks at the factors set forth, its determination is largely subjective in nature.

         Stock Options. The Committee administers the Company's stock option plans. Its policy has been to utilize the benefits it believes accrue to the Company and its stockholders by the grant of stock options to executive officers and others. All stock options require that the underlying Common Stock be purchased at 100% of its market value on the grant date of the options, and no exercise price of an outstanding option has ever been lowered. The Committee determines the number of options to be granted each year, taking into consideration the amount of stock available under the stock option plans, as well as the general performance criteria described elsewhere with respect to performance compensation. The CEO's recommendations as to the allocation of stock options among executive officers, which takes into consideration an evaluation of each executive's contribution to the Company's overall performance, as well as the evaluation given to the executive under the annual superior and peer review process referred to above, are normally accepted by the Committee. As with performance compensation, while the Committee looks at these factors, its determination is largely subjective in nature, except that a numerical superior and peer evaluation score cutoff is used by the Committee, below which no stock option awards are made. For 1995, awards were principally targeted toward participants who received fewer awards in the past, particularly in light of the relatively low level of options remaining in the Plan for award. Accordingly, only one named executive officer was awarded stock options for 1995.

     2. Chief Executive Officer. The cash compensation of the Chief Executive Officer consists of an annual salary and an annual performance compensation of 2% of net earnings in excess of a minimum earnings level, pursuant to a contract (previously described) which Mr. Condon has with the Company.

     Salary. In recommending Mr. Condon's salary increase, if any, to the Board, the Committee considers his past salary, past salary increases, salaries of CEOs of comparable insurance companies, the cost of living, and the Company's net earnings. As it does in setting the percentage under the Performance Compensation Plan for executives, the Committee considers the performance of the Company, in absolute terms and relative to its competitors, how it considers the CEO has dealt with competitive factors compared with other CEOs in the industry, and how shareholders have fared. It also considers the CEO's performance in planning for ways of enhancing the future earnings and value of the Company. The Committee does not use any specific corporate performance measures or weighting, but return on equity is given significant consideration. Determination is thus largely subjective in nature.

     For 1995, based upon these factors, the Committee chose not to increase Mr. Condon's salary above its 1994 level.

         Performance Compensation. Pursuant to the terms of the Company's contract with Mr. Condon, described under "Employment Contracts", Mr. Condon's performance compensation is determined strictly by formula based upon earnings, except when total compensation from salary and performance compensation would exceed one million dollars. Since it did not for 1995, the Committee made no additional decisions regarding Mr. Condon's performance compensation.

         Stock Options. The Committee determines the stock options to be awarded to Mr. Condon. It considers the same factors that are utilized in its review for salary increase. While the Committee looks at these factors, its determination is largely subjective in nature. For 1995, the Committee chose to principally target awards to participants who received fewer options in the past, particularly in light of the relatively low level of options remaining in the Plan for award. Accordingly, no award was made to Mr. Condon for 1995.

     3. General Considerations. Salary recommendations for each year are made prior to the beginning of the year, while performance compensation and stock options awards are determined at the end of the year and are based on the financial and other results for that year. Accordingly, changes in salaries do not necessarily coincide with changes in performance compensation or stock option awards.

         The Committee's approach to executive compensation as described above has been in effect for many years. The Committee believes that this approach, which blends the objective determinations, such as formulas and peer and superior evaluations, with the subjective determinations described above, provides a flexibility that is in the best interests of the Company and its shareholders.

                                  The Compensation and Stock Option Committee

                                  Clifton F. von Kann, Chairman
                                  Michael Collins
                                  H. Lowell Davis
                                  Steven A. Markel

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
                  AMONG AVEMCO CORPORATION, THE S & P 500 INDEX
                 AND THE S & P PROPERTY-CASUALTY INSURANCE INDEX

                                       Cumulative Total Return
                                              (Dollars)
                            ---------------------------------------------
COMPANY/INDEX               12/90   12/91   12/92   12/93   12/94   12/95
-------------------------------------------------------------------------

AVEMCO Corp...................100     151     144     118      99     106

S & P 500.....................100     130     140     155     157     215

S & P Property-Casualty Ins...100     125     147     144     151     205

* $100 invested on 12/31/90 in stock or Index including reinvestment of dividends. Fiscal year ending December 31.

2.  RATIFICATION OF SELECTION OF AUDITORS

     Upon recommendation of the Audit Committee and subject to ratification by the stockholders, the Board of Directors has selected the firm of KPMG Peat Marwick LLP to examine and audit the business, books of account, and other records of the Company and its subsidiaries for the year ending December 31, 1996. The affirmative vote of the holders of a majority of the shares of the Common Stock present in person or represented by proxy at the meeting is required for such ratification. If not ratified, the selection will be reconsidered by the Board.

     This firm of certified public accountants has acted in such capacity for the Company and its subsidiaries since 1968 and has reported that neither the firm nor any of its partners has any direct financial interest or any material indirect financial interest in the Company or any of its subsidiaries, other than as independent auditors. A representative of the firm is expected to be present at the meeting with an opportunity to make a statement if so desired and to be available to respond to appropriate questions.

     The Board of Directors recommends a vote "FOR" Proposal 2. Proxies solicited by the Board of Directors will be voted for adoption of the Proposal unless the stockholder specifies otherwise.


3.  OTHER MATTERS

     As of this date, the Board of Directors knows of no business which will come before the meeting in addition to the matters referred to above, but if any other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment, and discretionary authority to do so is included in the proxy.


                              STOCKHOLDER PROPOSALS

     Any stockholder proposal intended to be presented at the 1997 Annual Meeting of Stockholders and to be included in the Company's proxy statement and form of proxy relating to that meeting must be received by the Company on or before November 12, 1996. Any such proposal must meet the applicable requirements of the Securities and Exchange Act of 1934 and the rules and regulations thereunder.

     Stockholders are urged to send in their proxies without delay. Prompt response is helpful, and your cooperation will be appreciated.

                                  By Order of the Board of Directors

                                  WILLIAM P. CONDON
                                  Chairman of the Board
March 19, 1996

                               AVEMCO CORPORATION
                          Proxy for 1996 Annual Meeting
                SOLICITED BY THE BOARD OF DIRECTORS ("the Board")

         The undersigned hereby constitutes William P. Condon, John R. Yuska and Thomas H. Chero, or any one or more of them, as Proxies, with full power of substitution, to represent the undersigned at the Annual Meeting of Stockholders of AVEMCO Corporation to be held in Frederick, Maryland, on May 2, 1996, and any adjournments thereof, and to vote the shares of said Company standing in the name of the undersigned with all powers the undersigned would possess if personally present at such meeting, including discretionary authority to act on any matters properly coming before the Meeting of which the Board is not aware at the date of the Notice and Proxy Statement relating to the Meeting, receipt of which is hereby acknowledged.

                   (continued and to be SIGNED on other side)

THIS PROXY WILL BE VOTED AS SPECIFIED, OR IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE BOARD'S NOMINEES AS DIRECTORS AND FOR PROPOSAL 2.

I plan to attend
 the meeting

|_|

1. ELECTION OF DIRECTORS

 FOR all nominees       WITHHOLD       (INSTRUCTION: Authority to vote for
Listed to the right    AUTHORITY       any of the aforementioned persons may
(except as marked    to vote for all   be withheld by lining through or
 to the contrary)    nominees listed   striking the name.)
                      to the right
                                       NOMINEES:  William P. Condon,
       |_|                 |_|         Arnold H. Johnson, Thomas J. Schwab,
                                            Rachel B. Trinder

2. RATIFYING THE SELECTION OF KPMG PEAT MARWICK LLP
   AS AUDITORS FOR 1996

           FOR        AGAINST      ABSTAIN
           |_|          |_|          |_|

NOTE: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR HEREON. JOINT OWNERS SHOULD EACH SIGN PERSONALLY. WHEN SIGNING AS AN ATTORNEY, EXECUTOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH.

                                  Dated:                       , 1996


                                  --------------------------------------------
                                  Signature


                                  --------------------------------------------
                                  Signature (see note above)

                                  IMPORTANT: PLEASE SIGN, DATE AND RETURN
                                  PROMPTLY.